POULTON & YORDAN
                              ATTORNEYS AT LAW

                    136 EAST SOUTH TEMPLE, SUITE 1700-A
                         SALT LAKE CITY, UTAH 84111

Richard T. Ludlow                                 Telephone: (801) 355-1341
                                                        Fax: (801) 355-2990

                               June 27, 2003



Board of Directors
Rescon Technology Corporation
Vanderbilt Center, 300 Vanderbilt Motor Parkway, Suite 200

     Re: Opinion and Consent of Counsel with respect to Registration Statement on Form S-8 for Rescon Technology Corporation.

Gentlemen:

     You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and distribution of certain securities of the Company pursuant to the filing of a registration statement on Form S-8 with the Securities and Exchange Commission.

     The proposed offering relates to up to 750,000 shares of common stock, $.0001 par value (the "Common Stock"), to be offered to consultants as outlined in the Retainer and Consulting Agreements between Rescon Technology Corporation and Edward Toscano, Poulton & Yordan and Stanislav Gyoshev. It is our opinion that the shares of common stock will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and nonassessable shares of common stock of the Company in accordance with the corporation laws of the State of Nevada.

     We consent to be named by the Company in the registration statement and prospectus included therein. We also consent to the Company filing this legality opinion as an exhibit to the registration statement.


                                   Very truly yours,

                                   POULTON & YORDAN



                                   Richard T. Ludlow
                                   Attorney at Law